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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We have issued our reports dated March 11, 2005, accompanying the consolidated financial statements and schedules of Fiberstars, Inc. included in the Annual Report on Form 10-K for the two years ended December 31, 2004, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP

San Francisco, California
October 27, 2005

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Consent of Independent Registered Public Accounting Firm